Exhibit 4.5

eLOYALTY CORPORATION

RIGHTS CERTIFICATE FOR RIGHTS OFFERING

TO STOCKHOLDERS OF RECORD ON [    ], 2008

Rights Certificate Number	Record Date Common Shares

Rights	Record Date Series B Preferred Shares

eLoyalty Corporation (the “Company”) is conducting a rights offering (the “Rights Offering”) pursuant to which each stockholder of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and the Company’s Series B convertible preferred stock, par value $0.01 per share (the “Series B Preferred Stock”), as of 5:00 p.m., New York City time, on [    ], 2008 (the “Record Date”) is receiving [            ] of a right for each share of Common Stock and each share of Series B Preferred Stock held on the Record Date. Each whole right (each a “Right”) entitles its holder to subscribe for one share of Common Stock (the “Basic Subscription Privilege”). If you exercise your Basic Subscription Privilege in full, you may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase additional shares of Common Stock that remain unsubscribed for at the expiration of the Rights Offering, subject to availability and proration among persons exercising their Over-Subscription Privilege. The purchase price per share of Common Stock is $5.67.

For a more complete description of the terms and conditions of the Rights Offering, please refer to the Prospectus for the Rights Offering, dated [    ], 2008, which is incorporated herein by reference. Copies of the Prospectus are available upon request from the Information Agent for the Rights Offering, Georgeson Inc. (toll- free (800) 334-8612).

The Company has not issued any fractional Rights (or distributed any cash in lieu thereof). If the number of shares of Common Stock and Series B Preferred Stock held by a stockholder of record on the Record Date would have resulted in such stockholder receiving a fractional Right, the number of Rights issued to such stockholder has been rounded down to the nearest whole number.

The Rights represented by this Rights Certificate may be exercised by duly completing Form 1. In addition, if certificates representing the Common Stock are to be issued in a name other than the registered holder or are to be sent to an address other than that shown on the face of this Rights Certificate, also complete Form 2.

Set forth at the top of this Rights Certificate is the number of shares of Common Stock and the number of shares of Series B Preferred Stock held by the applicable stockholder of record as of the Record Date and the number of Rights that such stockholder received pursuant to the Rights Offering.

This Rights Certificate must be duly completed and received by the Subscription Agent for the Rights Offering, Computershare Trust Company, together with payment in full of the Subscription Price for each Right that is exercised pursuant to the Basic Subscription Privilege plus the full Subscription Price for any additional shares of Common Stock subscribed for pursuant to the Over-Subscription Privilege, by 5:00 p.m., New York City time, on [    ], 2008, unless extended by the Company. Any Rights not exercised prior to such time will be null and void. Any subscription for shares of Common Stock made hereby is irrevocable.

To exercise the Rights represented hereby, duly complete the reverse of this Rights Certificate. Rights holders are advised to review the Prospectus and instructions, copies of which are available from the Information Agent, before exercising their Rights.

This Rights Certificate and the Rights represented hereby may not be transferred.

(Reverse of Rights Certificate)

FORM 1

EXERCISE AND SUBSCRIPTION: The undersigned hereby irrevocably exercises one or more Rights to subscribe for shares of Common Stock as indicated below, on the terms and subject to the conditions specified in the Prospectus, receipt of which is hereby acknowledged.

Basic Subscription Privilege — If you wish to exercise your Basic Subscription Privilege in full or in part, please complete the following:

I apply for shares of Common Stock at $5.67 each = $ .
(number of shares)	(total for basic subscription)

Over-Subscription Privilege — If you have exercised you Basic Subscription Privilege in full and you wish to exercise your Over-Subscription Privilege, please also complete the following:

I apply for shares of Common Stock at $5.67 each = $ .
(number of shares)	(total for over-subscription)

METHOD OF PAYMENT (check and complete appropriate boxes):

☐	Uncertified check payable to “Computershare Trust Company (acting as Subscription Agent for eLoyalty)”;

☐	Certified or cashier’s check drawn upon a U.S. bank payable to “Computershare Trust Company (acting as Subscription Agent for eLoyalty)”; or

☐	U.S. money order payable to “Computershare Trust Company (acting as Subscription Agent for eLoyalty)”.

SIGNATURE(S)

I acknowledge that I have received the Prospectus for this offering and I hereby irrevocably subscribe for the total number of shares indicated above on the terms and conditions specified in the Prospectus.

Signature	Telephone No.: ( )

Print Name:

IMPORTANT: THE SIGNATURE(S) MUST CORRESPOND IN EVERY PARTICULAR, WITHOUT ALTERATION, WITH THE NAME(S) AS THEY APPEAR ON THE BOOKS OF THE COMPANY’S TRANSFER AGENT.

If signature by trustee(s), executor(s), administrator(s), guardian(s), attorney(s)-in-fact, agent(s), officer(s) of a corporation or another acting in a fiduciary or representative capacity, please provide the following information (please print):

Name:	Capacity	Soc. Sec. #/Tax ID#

Address	Phone:

FORM 2

DELIVERY INSTRUCTIONS: Address for mailing of stock or new Rights Certificate or any cash payment in accordance with the Prospectus, if different from the address shown on the face of this Rights Certificate.

Name:

Address:

GUARANTEE OF SIGNATURE(S)

YOU MUST HAVE YOUR SIGNATURE GUARANTEED IF YOU WISH TO HAVE YOUR SHARES DELIVERED TO AN ADDRESS OTHER THAN THE ONE LISTED ON THE FACT OF THIS RIGHTS CERTIFICATE OR TO A STOCKHOLDER OTHER THAN THE REGISTERED HOLDER.

Your signature must be guaranteed by an Eligible Guarantor Institution, as defined in rule 17Ad-15 of the Securities Exchange Act of 1934, as amended. These generally include (a) a commercial bank or trust company, (b) a member firm of a domestic stock exchange, or (c) a credit union.

Signature:
(Name of Bank for Firm)
By:
(Signature of Officer)